Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-153760) on Form S-8 of Atlantic Southern Financial Group, Inc. of our report, dated March 25, 2009, relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of Atlantic Southern Financial Group, Inc. for the year ended December 31, 2008.

\s\Porter Keadle Moore, LLP

Atlanta, Georgia

March 30, 2009